Exhibit 4.25

RULES OF THE MARKIT KEY EMPLOYEE INCENTIVE PROGRAM (KEIP)

MARKIT LTD.

Rules approved in draft form by the Board of Markit Group Holdings Limited on 12

June 2013, and approved in final form by the KEIP Establishment Committee of the

Board of Markit Group Holdings Limited on 25 July 2013

Assumed and adopted by Markit Ltd. on 18 June 2014

Amended and Restated on 4 December 2014

i

RULES OF THE

MARKIT KEY EMPLOYEE INCENTIVE PROGRAM (KEIP)

RECITALS

A.	The Plan was originally approved in draft form by the board of Markit Group Holdings Limited on 12 June 2013, and was approved in final form by the KEIP Establishment Committee of the board of Markit Group Holdings Limited on 25 July 2013 (the “Original Plan”).

B.	Following a court approved scheme of arrangement and the insertion of Markit Ltd. as the ultimate holding company of the Markit group on 18 June 2014, the Original Plan and the options outstanding thereunder were assumed and adopted by Markit Ltd.

C.	Pursuant to Rule 12.1 of the Original Plan, the Board has resolved to amend and restate the Rules in their entirety as set out below.

1.	DEFINITIONS

1.1	In the Rules (unless the context otherwise requires) the following words and phrases have the following meanings:

“Acquiring Company” has the meaning given in Rule 9.2;

“Act” means the Income Tax (Earnings and Pensions) Act 2003;

“Admitted” means the admission, or trading, of shares on the NASDAQ stock market;

“Associated Company” has the meaning given to it in section 449 of the Corporation Tax Act 2010;

“Board” means the board of directors from time to time of the Company (or the directors present at a duly convened meeting of such board) or a duly authorised committee of the board

“Cause” means, unless otherwise defined in the applicable Option certificate, with respect to a Participant’s termination of Employment, a termination due to a Participant’s insubordination, dishonesty, fraud, incompetence, moral turpitude, wilful misconduct, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties for the Company or an affiliate thereof, as determined by the Board in its sole discretion;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Commencement Date” means the date on which the final Original Plan was approved by the KEIP Establishment Committee of the board of Markit Group Holdings Limited, being 25 July 2013;

“Company” means Markit Ltd., an exempted company incorporated pursuant to the laws of Bermuda with its registered office at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda;

“Compulsory Acquisition Provisions” means the provisions contained in sections 979 to 982 of the Companies Act 2006, or its local law equivalent, as the case may be;

“Condition” means any performance condition or any other objective condition determined by the Board on or prior to the Date of Grant of an Option;

“Control” has the meaning given to it by section 719 of the Act;

“Date of Grant” means the date on which the Board grants an Option in accordance with Rule 3;

“Eligible Employee” means any employee (including an executive director) of any Participating Company who is required to devote substantially the whole of his working time to his employment or office;

“Employer’s NICs” means secondary Class 1 national insurance contributions;

“Employer’s Share of U.S. Employment Taxes” means an amount, as determined by the Company in its sole discretion, equal to the sum of all employment and other taxes, insurance premiums and other amounts imposed by any and all Government Authorities on any Member of the Group with respect to the income earned by a Participant arising upon a Participant’s exercise of an Option, the making of an election under section 83(b) of the Code or in accordance with the terms of the Plan or any grant certificate or agreement;

“Employing Company” means the Company or any Member of the Group by which the Participant is or, where the context so admits, was employed;

“Employment” means office or employment with any Member of the Group;

“Exercise Price” means the price per Plan Share at which a Participant may exercise an Option, established in accordance with Rule 4;

“Good Reason” means, unless otherwise defined in the applicable Option certificate, with respect to a Participant’s termination of Employment, a voluntary resignation for such reason, as the Board, in its sole discretion, shall determine to treat as a good reason termination;

“Government Authority” means the government of the U.S., the government of any U.S. State (including the government of the District of Columbia and the government of any U.S. possession or territory) or political subdivision thereof, or any agency or instrumentality of any of the foregoing;

“Group” means the Company and its Subsidiaries, from time to time;

“HMRC” means Her Majesty’s Revenue and Customs and, where relevant, any predecessor body which carried out part of its functions and references to any approval by HMRC shall, where appropriate, include approval by an officer of Her Majesty’s Revenue and Customs;

“Internal Reorganisation” means any compromise, arrangement or offer (including any Specified Event) after which, in the reasonable opinion of the Board, Control of the Company remains substantially in the hands of the same person(s) as beforehand;

“Listing” means the listing of the Ordinary Shares on the NASDAQ stock market, as of 18 June 2014;

“Member of the Group” means the Company or any one of its Subsidiaries from time to time;

“Option” means a right to acquire a specified number of Plan Shares at the Exercise Price in accordance with the Rules;

“Option Period” means the period commencing on the Date of Grant of an Option and, unless otherwise determined by the Board on or before the Date of Grant, ending on the day preceding the seventh anniversary of the Date of Grant of an Option;

“Option Tax Liability” means an amount sufficient to satisfy, wheresoever arising, all taxes, duties, social security or national insurance contributions (including any Employer’s NICs which are the subject of an election under Rule 8.2) or any other amounts which are required to be withheld or accounted for to any tax authority in any jurisdiction by a Participant’s Employing Company, the Company, any Associated Company of the Company or the Trustees in connection with the grant, holding and/or exercise of an Option, and the Employer’s share of U.S. Employment Taxes;

“Ordinary Shares” means the common shares of US$0.01 each in the capital of the Company;

“Original Plan” has the meaning given to it in Recital A;

“Participant” means any individual who has been granted and remains entitled to exercise a Subsisting Option or (where the context admits) the personal representative(s) of any such individual;

“Participating Company” means any Member of the Group;

“Personal Data” has the meaning given to that term in section 1(1) of the Data Protection Act 1998;

“Plan” means this plan as governed by the Rules;

“Plan Share” means a fully paid Ordinary Share issued pursuant to the terms of the Plan;

“Retirement” shall occur in such circumstances as the Board shall determine constitute a genuine retirement;

“Rules” means these rules as from time to time amended in accordance with their provisions by the Board or by the Company in general meeting;

“Securities Act” has the meaning given to it in Rule 17;

“Securities Exchange Act” has the meaning given in Rule 5.2;

“Specified Event” means any of the following events or, in the case of paragraph (e), dates:

(a)	any person obtains Control of the Company by any means, including as a result of making a general offer to acquire the whole of the issued share capital of the Company or all the shares in the Company which are of the same class as the Plan Shares; or

(b)	the Court sanctions a compromise or arrangement under applicable Bermudian legislation pursuant to, or in connection with, which a person will acquire Control of the Company or substantially the whole of the Company’s undertaking or property; or

(c)	any person becomes bound or entitled to acquire Ordinary Shares under the Compulsory Acquisition Provisions; or

(d)	the Company passes a resolution for voluntary winding-up; or

(e)	if the Board determines that Options should become exercisable in the event of a proposed demerger of the Company’s business or assets, such date prior to the demerger as the Board shall reasonable determine;

“Subsidiary” means a company which is both under the Control of the Company and is a subsidiary of the Company (within the meaning of section 1159 of the Companies Act 2006);

“Subsisting Option” means an Option to the extent that it has neither lapsed nor been exercised;

“Trustees” means the trustees of any employee benefit trust established by the Company or any other Member of the Group for the benefit of directors and/or employees of the Company and/or Group;

“Vested” means having vested and become exercisable in accordance with an applicable Vesting Terms, and “Vest” and “Vesting” shall be construed accordingly; and

“Vesting Terms” means the terms of Vesting determined by the Board on or before the Date of Grant, in accordance with Rule 3.4, and as set out in the applicable Option certificate and Appendix 1.

1.2	Where the context so admits the singular shall include the plural and vice versa and the masculine gender shall include the feminine. Any reference to a statutory provision is to be construed as a reference to that provision as for the time being amended or re-enacted and shall include any regulations or other subordinate legislation made under it.

2.	COMMENCEMENT, AMENDMENT AND RESTATEMENT, AND TITLE

2.1	The Plan commenced on the Commencement Date and shall continue to be known as The Markit Key Employee Incentive Program (KEIP).

2.2	The Rules are hereby amended and restated in their entirety.

3.	GRANT OF OPTIONS

3.1	The Board may from time to time in its absolute discretion grant Options to such Eligible Employees as it shall in its absolute discretion select. No Eligible Employee shall be entitled as of right to participate. The extent of any grant of Options shall be determined by the Board in its absolute discretion.

3.2	No payment shall be required in consideration for the grant of an Option. The Board shall grant Options by deed or in such form as the Board shall decide. A single deed of grant may be executed in favour of any number of Participants.

3.3	Each Participant shall on, or as soon as possible after, the Date of Grant be issued with a certificate:

(a)	evidencing the grant of the Option;

(b)	setting out the Exercise Price;

(c)	including the applicable Vesting Terms determined under Rule 3.4;

(d)	setting out any other Condition(s) determined under Rule 3.5.

3.4	The Board may grant an Option subject to such Vesting Terms as it in its discretion thinks fit pursuant to which an Option shall Vest and become exercisable in accordance with the Rules.

3.5

The Board may grant an Option subject to such Condition(s) as it in its discretion thinks fit which must (save as otherwise provided in the Rules) be fulfilled before the Option (other than a new option under Rule 9.2 and 9.3) may be exercised. No such

Condition(s) may subsequently be varied or waived (save as otherwise provided in the Rules) unless circumstances occur which cause the Board to determine that such Condition(s) shall have ceased to be appropriate whereupon the Board may in its absolute sole discretion vary or waive such Condition(s) so that any new Condition(s) imposed or any variation are in its opinion fair, reasonable and no more difficult to satisfy than the previous Condition(s).

3.6	No Option may be granted at any time at which dealing in the Plan Shares would not be permitted under the Company’s share dealing code, any applicable laws or any applicable securities exchange rules or regulations.

3.7	No Option may be granted under the Plan later than ten years after the Commencement Date.

3.8	The aggregate number of Plan Shares that may be issued or used for reference purposes under the Plan shall not exceed three (3) million (subject to any increase or decrease pursuant to Rule 10.1 of the Plan). If any Option granted under the Plan shall lapse, expire or be terminated or cancelled for any reason without having been exercised in full, the Plan Shares underlying any unexercised Option shall again be available for the purpose of Options under the Plan.

4.	THE EXERCISE PRICE

4.1	The Exercise Price of an Option shall be determined by the Board not later than the Date of Grant.

4.2	The Exercise Price is subject to adjustment in accordance with Rule 12.

5.	NON-ASSIGNABILITY OF OPTIONS

5.1	An Option may not be transferred, charged, pledged, mortgaged or encumbered in any way whatsoever by a Participant or his personal representative(s). In the event of any breach or purported breach of this Rule, an Option shall lapse forthwith. This Rule 5 shall not prevent the personal representative(s) of a deceased Participant from exercising an Option in accordance with the Rules or the law of succession.

5.2	In addition, all Options granted to a Participant under the Plan and any Plan Shares to be issued upon exercise of any Option shall be restricted as to any pledge, hypothecation, or other transfer, including any short position, any “put equivalent position”, or any “call equivalent position” (as such terms are defined in Rule 12h-1(f)(1)(v) under the U.S. Securities Exchange Act of 1934 (the “Securities Exchange Act”)), by the Participant prior to the exercise of the Option (except in the circumstances permitted in Rule 12h-1(f)(1)(iv) under the Securities Exchange Act), until the Company becomes subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act or is no longer relying on the exemption set forth in Rule 12h-1(f)(1) under the Securities Exchange Act.

6.	EXERCISE OF OPTIONS

6.1	Save as otherwise provided in the Rules and subject to Rule 8, a Subsisting Option shall be exercisable during the Option Period only to the extent it has Vested, and provided that any Condition(s) shall have been fulfilled or waived.

6.2	Subject to Rule 8, if a Participant ceases to hold Employment before the expiry of the Option Period by reason of:

(a)	death;

(b)	injury, ill-health or disability;

(c)	redundancy;

(d)	Retirement;

(e)	the company employing the Participant ceasing to be a Member of the Group;

(f)	the business or part of the business to which the Participant’s office or employment relates being transferred to a person who is not a Member of the Group;

(g)	the termination of the Participant’s Employment due to a termination by the Company without Cause or a resignation by the Participant for Good Reason; or

(h)	any other reason (other than those set out in Rule 7(f) and that the Board in its absolute discretion so permits),

a Subsisting Option shall, provided any Condition(s) have been satisfied or waived, be exercisable to the extent it has Vested as at the date of cessation during a period of three months (or 12 months where Employment is terminated for a reason set out in Rules 6.2(a) or 6.2(b)) commencing on the date of cessation of Employment, or as otherwise determined by the Board pursuant to and in accordance with the applicable Option certificate.

6.3	If a Participant ceases to hold Employment before the expiry of the Option Period for any of the reasons set out in Rules 6.2(a) to 6.2(g), or the Board determines that an Option may be exercised under Rule 6.2(h), the Board may permit the exercise of any part of a Subsisting Option which has not, as at the date of cessation of Employment, Vested. In such circumstances, subject to Rule 8, the Option may be exercised over such number of Plan Shares and during such time period as the Board may in its absolute discretion determine, provided always that a Subsisting Option may be exercised over a maximum of the total number of Plan Shares in respect of which it was granted.

7.	LAPSE

A Subsisting Option, whenever granted, shall lapse and cease to be exercisable upon the earliest to happen of the following:

(a)	the expiry of the Option Period;

(b)	the expiry of any period within which a Condition has to be satisfied in accordance with its terms, if such Condition remains unsatisfied at that date and has not been waived;

(c)	the expiry of the applicable period mentioned in Rule 6.2, except that, if the Participant dies during such period, a Subsisting Option shall not lapse by reason of this Rule 7(d) until the first anniversary of the date of death of the Participant, if later;

(d)	subject to Rule 6.3, the date of cessation of Employment in respect of any Option or part of any Option which has not at that date Vested;

(e)	the date on which the Participant ceases to hold any Employment, or the date on which he gives or is given notice of such cessation, for any reason other than those set out in Rules 6.2(a) to 6.2(g) and the Board has not determined that an Option may be exercised under Rule 6.2(h);

(f)	the date upon which the Participant ceases to hold Employment (or is given notice to cease) by reason of his dishonesty, fraud, misconduct or any other circumstances justifying summary dismissal;

(g)	the first to expire of the periods mentioned in Rule 9 including for the avoidance of doubt the expiry of the period of one month specified in Rule 9.1 (subject to any agreement entered into pursuant to Rule 9.2);

(h)	the date upon which the Participant is adjudicated bankrupt; and

(i)	any breach or purported breach of Rule 5 by the Participant;

provided that:

(i)	where any such date or event falls at a time when a Subsisting Option has been exercised under Rule 8.1 but any condition specified in Rule 8.2 has yet to be satisfied, such an Option shall not lapse and cease to be capable of exercise until the expiry of the period within which such condition has to be satisfied, without such condition having been satisfied; and

(ii)	where any such date or event as is referred to in Rules 7(a), 7(b), 7(c) and 7(h) falls at a time when the exercise of a Subsisting Option would be prohibited by any applicable laws or stock exchange rules or regulations, such an Option shall not lapse and cease to be capable of exercise until the expiry of one month after the first date on which the prohibition ceases to apply.

8.	MANNER OF EXERCISE OF OPTIONS

8.1	Subject to Rule 8.2, a Subsisting Option shall be exercised by the Participant lodging with the Secretary of the Company at its registered office (or otherwise as may be notified to Participants from time to time):

(a)	an Option certificate in respect of the Option to be exercised;

(b)	a notice of exercise in the form as the Board may from time to time prescribe; and

(c)	payment (in cash or in such other manner as the Board shall permit, including but not limited to an undertaking to pay) of the Exercise Price in respect of the Option;

and the date of exercise shall be the date of receipt of such notice and payment or such other date as the Board may have specified in the notice of exercise.

8.2	In the event that on the exercise of an Option by a Participant under the Rules:

(a)	that Participant’s Employing Company would be liable for Employer’s NICs in respect of that exercise; and

(b)	the Board gives him written notice that it requires him to enter into an election as referred to below, such notice to be given within 30 days after the receipt of the notice of exercise;

the exercise of that Option shall not be effective unless within one month after the date of such notice:

(i)	the Participant shall have entered into a form of joint election, in such form as determined by the Board and approved in advance by HMRC, for the transfer to the Participant of the whole or any part of the Employer’s NICs due on the exercise of that Option; and

(ii)	the arrangements made in that election for securing that the Participant will meet the liability transferred to him have been approved in advance by HMRC;

and, in the event that such condition is satisfied within the specified period, the date of exercise of the Option shall be the date on which the condition is satisfied and, in the event that the condition is not satisfied within the specified period, the exercise of the Option under Rule 8.1 shall be deemed to be invalid.

8.3	An Option may be exercised in whole or in part. Following any exercise of an Option in part (other than an exercise which exhausts the Option) the Participant shall be sent a new Option certificate in respect of the balance of Plan Shares which are the subject of such Option.

8.4	Unless otherwise provided in the Rules, no Option shall be treated as having been exercised unless and until the Board is satisfied that any Condition(s) have been satisfied or partially satisfied in accordance with their terms or have been waived.

8.5	Subject to the obtaining of any necessary consents from H.M. Treasury, the Bank of England or other competent authority and to the terms of any such consent and subject to Rules 8.2, 8.4, 8.7, 8.9 and 12.4 the Board shall within 30 days of the exercise of an Option (or, in the event that the Board requires the condition specified in Rule 8.2 to be satisfied, within 30 days of the satisfaction of that condition) cause the Company to allot and issue or procure the transfer of the relevant Plan Shares and send or cause to be sent to the Participant a share certificate (or other evidence of title) for the Plan Shares in respect of which the Option is exercised.

8.6	Plan Shares issued or transferred pursuant to the Plan will rank pari passu in all respects with Ordinary Shares then already in issue except that they will not rank for any dividend or other distribution of the Company paid or made by reference to a record date falling prior to the date of exercise of the relevant Option.

8.7	If and for so long as the Ordinary Shares are Admitted, the Company shall as soon as practicable after any allotment of Plan Shares apply to the applicable authorities for permission for the same to be Admitted. Any application may be postponed at the Board’s sole discretion until application can be made in respect of such number of shares as the Board considers appropriate.

8.8	The Company shall maintain sufficient unissued share capital to satisfy all rights to subscribe for Plan Shares from time to time under Subsisting Options.

8.9	The Company and/or the Employing Company of a Participant and/or the Trustees shall have the right, prior to the delivery of the Plan Shares otherwise deliverable to him on the exercise of an Option:

(a)	to require the Participant to remit to or at the direction of his Employing Company an amount sufficient to satisfy the Option Tax Liability; and/or

(b)	to reduce the number of Plan Shares otherwise deliverable to the Participant by an amount equal in value to the amount of the Option Tax Liability or sell a sufficient number of the Plan Shares on behalf of the Participant to realise sale proceeds equivalent to the Option Tax Liability and remit such amount to or at the direction of his Employing Company or the Trustees in satisfaction of the liability; and/or

(c)	to deduct the amount of the Option Tax Liability from cash payments otherwise to be made to the Participant.

The Board may make such arrangements and determinations in this regard, consistent with the Rules, as it may in its absolute discretion consider to be appropriate.

9.	RECONSTRUCTION, TAKEOVER OR LIQUIDATION

9.1	Subject to Rules 9.2 and 9.3, if a Specified Event occurs before the expiry of the Option Period, Participants shall be notified and, provided any Condition(s) have been satisfied or waived, a Subsisting Option shall become exercisable (whether or not it is then Vested) immediately following the Specified Event and may be exercised until the earlier of:

(a)	the expiry of the period of one month commencing on the date of the Specified Event; and

(b)	the expiry of any period during which any person is bound or entitled to acquire Ordinary Shares under the Compulsory Acquisition Provisions,

provided that the Board may in its absolute discretion permit a Subsisting Option to become exercisable on such date prior to the Specified Event as the Board shall in its sole discretion reasonably determine, in which case:

(i)	any such exercise shall be conditional upon the Specified Event occurring;

(ii)	if the Specified Event does not occur, any such exercise shall be null and void; and

(iii)	if the Specified Event occurs, any such exercise shall take effect immediately prior to the Specified Event.

9.2	If a company (the “Acquiring Company”) obtains Control of the Company or becomes bound or entitled to acquire Ordinary Shares as a result of a Specified Event, the Board may determine in its absolute sole discretion that Rule 9.1 shall not apply and that, subject to agreement with the Acquiring Company, subsisting options shall be continued, substituted for or assumed by the Acquiring Company on such terms as are agreed with the Acquiring Company in connection with the Specified Event.

9.3	Rule 9.1 shall not apply in the case of an Internal Reorganisation, unless the Acquiring Company fails to make an offer to Participants to release Subsisting Options in accordance with Rule 9.2 within one week of obtaining Control or becoming bound or entitled to acquire Ordinary Shares or the Court’s sanction, in which case Rule 9.1 shall apply as if the Specified Event had occurred on the day following the end of the period of one week mentioned above.

9.4	For the purposes of this Rule 9, other than Rule 9.3, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

9.5	The exercise of an Option pursuant to the preceding provisions of this Rule 9 shall be subject to the provisions of Rule 8.

10.	CAPITAL REORGANISATION

10.1	In the event of:

(a)	any variation in the share capital of the Company by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital or otherwise;

(b)	any demerger, dividend in specie or super dividend; or

(c)	any other corporate event which in the reasonable opinion of the Board justifies such an adjustment;

then the number, nominal value and description of Plan Shares subject to any Subsisting Options, the Exercise Price and, where an Option has been exercised but as at the date of the variation of capital referred to above no Plan Shares have been allotted or transferred pursuant to such exercise, the number of Plan Shares which may be so allotted or transferred and the price at which they may be acquired, may be adjusted by the Board in such manner and with effect from such date as the Board may determine to be appropriate.

10.2	No adjustment under Rule 10.1 shall be made which would reduce the Exercise Price of any Option to subscribe for Plan Shares below the nominal value of a Plan Share unless and to the extent that:

(a)	the Board is authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Plan Shares subject to the Option exceeds the aggregate adjusted Exercise Price; and

(b)	the Board shall resolve to capitalise and apply such sum on exercise of that Option.

10.3	The Board shall notify Participants in such manner as it thinks fit of any adjustment made under Rule 10.1 and may call in, cancel, endorse, issue or re-issue any Option certificate as a result of any such adjustment.

10.4	Any adjustment made to an Option held by a United States taxpayer under Rule 8.1 shall be intended not to subject the Option to Section 409A of the Code.

11.	EMPLOYMENT RIGHTS

11.1	The Plan shall not form part of any contract of employment between any Member of the Group, or any Associated Company of the Company and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any such company shall not be affected by his participation in the Plan or any right which he may have to participate therein.

11.2	The grant of an Option to a Participant on one occasion is no indication that any further Option(s) shall be granted to such Participant.

11.3	No Eligible Employee or Participant shall be entitled to any compensation for any loss which he may suffer as a result of the exercise by the Board, or its failure to exercise, any of the discretions given to it by the Rules even if such exercise, or failure to exercise, constitutes a breach of contract or breach of duty by the Company or by any Member of the Group or any Associated Company of the Company by whom the Eligible Employee or Participant is employed or gives rise to any other claim whatsoever.

11.4	Neither participation in the Plan nor the grant of an Option shall form any part of a Participant’s remuneration or count as his remuneration for any purpose or be pensionable.

11.5	Participation in the Plan shall be on the express condition that:

(a)	neither it nor cessation of participation shall afford any individual under the terms of his office or employment with any Member of the Group, or any Associated Company of the Company any additional or other rights to compensation or damages; and

(b)	no damages or compensation shall be payable in consequence of the termination of such office or employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Plan howsoever arising but for such termination; and

(c)	the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

11.6	No individual shall have any claim against a Member of the Group, or any Associated Company of the Company arising out of his not being admitted to participation in the Plan which (for the avoidance of all, if any, doubt) is entirely within the discretion of the Board.

11.7	No Participant shall be entitled to claim compensation from any Member of the Group, or any Associated Company of the Company in respect of any sums paid by him pursuant to the Plan or for any diminution or extinction of his rights or benefits (actual or otherwise) under any Option held by him consequent upon the lapse for any reason of any Option held by him or otherwise in connection with the Plan and each such company shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Option or Participant.

11.8	By accepting the grant of an Option, a Participant is deemed to have agreed to the provisions of this Rule 11.

12.	ADMINISTRATION AND AMENDMENT

12.1	The Plan shall be administered under the direction of the Board who may at any time and from time to time by resolution and without other formality delete, amend or add to the Rules in any respect provided that:

(a)	no deletion, amendment or addition shall operate to affect adversely in any material way any rights already acquired by a Participant under the Plan without the approval of the majority of the affected Participants first having been obtained;

(b)	no deletion, amendment or addition to the advantage of Participants may be made to any of the provisions of the Plan relating to:

(i)	eligibility;

(ii)	the limitations on the number or amount of Plan Shares, cash or other benefits subject to the Plan;

(iii)	the maximum entitlement for any one Participant;

(iv)	the basis for determining a Participant’s entitlement to, and the terms of, Plan Shares, cash or other benefits to be provided under the Plan and for the adjustment thereof (if any) in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of Plan Shares or reduction of capital or any other variation of capital;

except with the prior approval of the Company in general meeting, unless the deletion, amendment or addition is minor and to benefit the administration of the Plan, to obtain or maintain HMRC approval of the Plan, to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Member of the Group or to take into account existing or proposed legislation.

12.2	Notwithstanding anything to the contrary contained in the Rules, the Board may at any time by resolution and without further formality establish further plans, sub-plans or guidelines or provisions to apply in overseas territories governed by rules similar to the Rules but modified to take account of local tax, exchange control or securities laws, regulation or practice provided that any Plan Shares made available under any such plan shall be treated as counting against any limits on overall or individual participation in the Plan

12.3

The Board may from time to time make and vary such rules and regulations not inconsistent with the Plan and establish such procedures for the administration and implementation of the Plan as it thinks fit and in the event of any dispute or disagreement as to the interpretation of any such rules, regulations or procedures, the decision of the Board shall be final and binding upon all persons. The Board may designate employees of the Company and professional advisors to assist the Board in the administration of the Plan and (to the extent permitted by applicable law and securities exchange rules and regulations) may grant authority to officers to grant options and/or execute agreements or other documents, on behalf of the Board.

12.4	The Plan, the granting or exercise of Options under the Plan, and the other obligations of the Company under the Plan, shall be subject to all applicable national or local laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange or securities association on which the Ordinary Shares are listed. The Company, in its discretion, may postpone the granting and exercise of Options, the issuance or delivery of Plan Shares under any Option or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Plan Shares or other required action under any national or local law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Plan Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obliged by virtue of any provision of the Plan to recognise the exercise of any Option or to otherwise sell or issue Plan Shares in violation of any such laws, rules, or regulations; and any postponement of the exercise and settlement of any Option under this provision shall not extend the term of such Option, and neither the Company nor its directors or officers shall have any obligation or liability to the Participant with respect to any Option (or Plan Shares issuable or transferable thereunder) that shall lapse because of such postponement.

12.5	The Board’s decision on any matter relating to the interpretation of the Rules and any other matters concerning the Plan (including the rectification of errors or mistakes of procedure or otherwise) shall be final, conclusive and binding.

12.6	Any notice or other communication under or in connection with the Plan may be given:

(a)	by the Company to an Eligible Employee or Participant either personally or sent to him at his place of work by electronic mail or by post addressed to the address last known to the Company (including any address supplied by the relevant Participating Company or any Subsidiary) or sent through the Company’s internal postal service; and

(b)	to the Company, either personally or by post to the Company Secretary.

Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting. Items sent by electronic mail shall be deemed to have been received at the expiration of 24 hours from when they were sent.

12.7	The Company shall bear the costs of setting up and administering the Plan. However, the Company may require any Participating Company to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s officers or employees.

12.8	The Company shall maintain all necessary books of account and records relating to the Plan.

12.9	The Board shall be entitled to authorise any person to execute on behalf of a Participant, at the request of the Participant, any document relating to the Plan, in so far as such document is required to be executed pursuant to the Plan.

12.10	The Company may send copies to Participants of any notice or document sent by the Company to the holders of Ordinary Shares.

12.11	If any Option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

12.12	In the case of the partial exercise of an Option, the Board may call in and endorse or cancel and re-issue as it thinks fit, any certificate for the balance of Plan Shares over which the Option was granted.

13.	DATA PROTECTION

As a condition of the grant of an Option, a Participant consents to the collection, retention, use, processing and transfer (whether between themselves or to any third party and including transfer to countries outside the European Economic Area) of his Personal Data by any Member of the Group, any of their Associated Companies, the Trustees, any administrator of the Plan or the Company’s registrars or brokers for the purposes of implementing and operating the Plan.

14.	EXCLUSION OF THIRD PARTY RIGHTS

The U.K. Contracts (Rights of Third Parties) Act 1999 shall not apply to the Plan nor to any Option granted under it and no person other than the parties to an Option shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.

15.	TERMINATION

The Board or Company in general meeting may resolve at any time that no Options or further Options shall be granted under the Plan and in any event no Options may be granted under the Plan on or after the tenth anniversary of the Commencement Date provided that this Rule shall not affect the subsisting rights of Participants.

16.	GOVERNING LAW

The Rules and any dispute, controversy, proceedings or claim of whatsoever nature arising out of or in any way relating to the Rules or their formation (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

17.	CERTAIN INFORMATION

The Company shall, for so long as it is relying on the exemption set forth in Rule 12h-1(f)(1) under the Securities Exchange Act and is not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act, provide to each Participant (i) information about the risks associated with an investment in the Plan Shares as described in Rule 701(e)(3) under the Securities Act of 1933 (the “Securities Act”) and (ii) the financial information described in Rule 701(e)(4) and (5) under the Securities Act, every six (6) months with the financial statements described therein being not more than 180 days old and with such other information provided either by physical or electronic delivery to the Participants or by written notice to the Participants of the availability of the information on an Internet site that may be password-protected and of any password needed to access the information. Each Participant shall be required to keep such information strictly confidential.

APPENDIX A

VESTING TERMS

1.	Subject to Rules 6.3 and 9.1, an Option shall Vest in three equal tranches on the third, fourth and fifth anniversaries of the Listing, provided the Participant remains in Employment through and on each such anniversary date.

2.	If, as a result of a Specified Event an Option is continued, substituted for or assumed by the Acquiring Company in accordance with Rule 9.2 and these Vesting Terms continue to apply, and the Participant following such Specified Event:

(a)	is terminated by the Company without Cause; or

(b)	resigns his or her employment for Good Reason,

the Option shall Vest in full immediately on the date of such termination of Employment.

3.	[Intentionally deleted.]

4.	In respect of any Subsisting Option and notwithstanding the foregoing, the Board may at any time in its sole discretion determine:

(a)	that, notwithstanding that such Option has not then Vested in accordance with these Vesting Terms: (i) it shall be treated as having Vested over such number of Plan Shares as the Board shall determine (but not, for the avoidance of doubt, exceeding the maximum number of Plan Shares which remain capable of Vesting under the Vesting Terms) and/or (ii) Vesting shall commence on a date prior to the date of Listing; and

(b)	to extend the period during which such Option may be exercised and the lapse date of such Option, provided that the Board may not extend the lapse date beyond the seventh anniversary of the Date of Grant of an Option.